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Exhibit 5.1

[MAGNETEK, INC. LETTERHEAD]

November 13, 2003

Magnetek, Inc.
10900 Wilshire Blvd., Ste 850
Los Angeles, California 90024

Re:	Registration Statement on Form S-3 of Magnetek, Inc.

Ladies and Gentlemen:

        I am the general counsel of Magnetek, Inc., a Delaware corporation (the "Company"), and in such capacity I am familiar with the Company's registration statement on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") in connection with the registration of 4,200,000 shares of the Company's common stock, par value $0.01 per share (the "Shares").

        For the purposes of rendering the opinion set forth below, I have examined and am familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares. I have also made such other factual and legal inquiries and examinations as I deemed necessary and appropriate under the circumstances. In arriving at the following opinion, I have relied on, among other matters, an examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.

        Based upon the foregoing examination and in reliance thereon, I am of the opinion that the Shares have been validly issued, fully paid and nonassessable.

        I render no opinion herein as to matters involving the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware. I am not admitted to practice in the State of Delaware; however, I am generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as I consider necessary to render the foregoing opinion. This opinion is limited to the effect of the current state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and to the current judicial interpretations thereof and to the facts bearing upon this opinion as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or interpretations thereof or such facts.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name under the caption, "Legal Matters" in the prospectus that forms a part of said Registration Statement. In giving these consents, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,
/s/ TINA D. MCKNIGHT Tina D. McKnight, Vice President, General Counsel and Secretary of Magnetek, Inc.

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  Exhibit 5.1